Exhibit 2 (i) under Form N1-A
                                            Exhibit 3(b) under Item 601/Reg. S-K


                             FEDERATED STOCK TRUST

                         Amendment No. 1 to the By-Laws

                          Effective February 17, 1984


                                   ARTICLE I


Section 2.     ELECTION OF OFFICERS.
     The President, Vice President(s), Treasurer and Secretary shall be chosen annually by the Trustees. The Chairman of the Trustees shall be chosen annually by and from the Trustees.

                                  ARTICLE III
Section 1.     EXECUTIVE AND OTHER COMMITTEES.
     The Trustees may elect from their own number an executive committee to consist of not less than two members. The executive committee shall be elected by a resolution passed by a vote of at least a majority of the Trustees then in office. The Trustees may also elect from their own number other committees from time to time, the number composing such committees and the powers conferred upon